Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(214) 360-7800
Patterson-UTI Energy Reports Record Results
for First Quarter of 2006
Board Approves Doubling of Cash Dividend;
Glenn Patterson Steps Down as President and C.O.O.
     SNYDER, Texas — May 3, 2006 — PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced record results for the first quarter ended March 31, 2006. Net income for the quarter increased by 174 percent to $159 million, or $0.91 per share, from $58 million, or $0.34 per share, for the first quarter ended March 31, 2005. Revenues for the quarter were up by 70 percent to $598 million, compared to $351 million for the first quarter of 2005.
     The Company also announced that its Board of Directors has approved a doubling of the quarterly cash dividend to $0.08 per share, or $0.32 per share on an annualized basis. The quarterly dividend is to be paid to holders of record as of June 15, 2006 and will be paid on June 30, 2006.
     The Company further stated that the Board has accepted the resignation of Glenn Patterson as President and Chief Operating Officer, in connection with his decision to retire from day-to-day responsibilities. Mr. Patterson will continue to be employed by Patterson-UTI Energy as an advisor to the Company. Cloyce A. Talbott, who currently serves as Chief Executive Officer, will assume the added duties of President.
     Mr. Patterson stated, “I had been considering reducing my involvement for quite some time, and in anticipation of this, we have been making the necessary organizational changes to ensure a smooth transition. Now that I am confident that the Company requires less of my attention, I feel free to move forward with my plans to retire from daily involvement.

     “It has been an honor to work over the years with such an exceptional group of individuals across all of our business segments. Their commitment to operational excellence and outstanding customer service has contributed greatly to our Company’s success,” he added.
     Cloyce A. Talbott stated, “We will all miss Glenn’s involvement in day-to-day activities. However, we have been aware that Glenn has been considering stepping back for quite a while, and we have been working closely with the operations personnel to make this a seamless transfer.”
     Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “We are delighted that Glenn has agreed to continue as an advisor to the Company allowing us to further benefit from his judgment and experience. As one of the original founders, he has played an enormous role in our success. Glenn built an outstanding team that is well prepared to take the Company forward.”
     Commenting on the results from drilling operations for the just concluded quarter, Mr. Talbott stated, “During the first quarter we continued to experience further increases in pricing, reflecting the continuing demand for our services, along with the ongoing scarcity of land-based drilling rigs. Compared to the fourth quarter of 2005, average revenues per operating day increased by $1,710 to a record $18,840 and our average margins per operating day grew by $1,160 to $10,180.
     He added, “Our rig count also increased sequentially from the fourth quarter of 2005. During the just completed quarter we had an average of 300 rigs operating, including 282 in the U.S. and 18 in Canada. This compares to an average of 292 rigs operating, including 275 in the U.S. and 17 in Canada for the fourth quarter of 2005. As we announced last night, our rig count in the U.S. increased in the month of April 2006 to an average of 283 rigs operating, while our average rigs operating in Canada decreased to 6 rigs, reflecting a decline in drilling activity resulting from the annual spring breakup.
     “We continue to see strong demand and are maintaining our program of activating approximately 30 drilling rigs during 2006, including 7 that have been activated so far this year,” Mr. Talbott added.
     Commenting on the financial results, Mr. Siegel stated, “Our results for this quarter once again demonstrate the earnings leverage we are able to achieve at high levels of rig utilization. While revenues increased by 70 percent, our earnings were up by 174 percent, demonstrating the economies of scale that we achieve as a result of the investment that we have made in our organization and equipment. We continue to maintain a strong balance sheet and as of March 31, 2006 we had approximately $253 million in cash and cash equivalents, $475 million in working capital and no long-term debt.”
     Mr. Siegel said that in conjunction with the Company’s previously announced stock buy back program, the Company purchased 1.25 million shares of the Company’s Common Stock during April 2006 at a cost of approximately $41 million.
     He added, “The decision to increase the cash dividend demonstrates continued confidence in the Company’s strong cash flow to fund current operations and our expectations for further growth, while allowing us to return capital to our shareholders.”
     All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.
     The Company will hold its quarterly conference call to discuss first quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available through May 17, 2006 at www.patenergy.com and telephone replay of the call will be available through May 5, 2006.
About Patterson-UTI
     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
REVENUES	$597,733	$350,593

COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	292,265	211,949
Depreciation, depletion and impairment	43,549	35,215
Selling, general and administrative	12,811	9,673
Bad debt expense	600	223
Embezzlement	3,780	1,606
Other	(871)	94

Total Costs and Expenses	352,134	258,760

OPERATING INCOME	245,599	91,833

OTHER INCOME (EXPENSE)
Interest expense	(58)	(66)
Interest income	2,351	433
Other	84	4

Total Other Income	2,377	371

INCOME BEFORE INCOME TAXES	247,976	92,204

INCOME TAXES	89,407	33,984

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	158,569	58,220

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED TAX BENEFIT OF $398	687	—

NET INCOME	$159,256	$58,220

NET INCOME PER COMMON SHARE
Basic	$0.93	$0.34

Diluted	$0.91	$0.34

AVERAGE COMMON SHARES OUTSTANDING
Basic	171,818	168,757

Diluted	174,313	171,742

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2006	2005
Contract Drilling:
Revenues	$508,704	$295,389
Direct operating costs (excluding depreciation)	$233,774	$175,466
Selling, general and administrative	$1,788	$1,216
Operating days	27,000	23,657
Average revenue per operating day	$18.84	$12.49
Average direct operating costs per operating day	$8.66	$7.42
Average margin per operating day	$10.18	$5.07
Number of owned rigs at end of period	403	396
Average number of rigs owned during period	403	391
Average rigs operating	300	263
Rig utilization percentage	74%	67%
Capital expenditures	$99,377	$57,735
Pressure Pumping:
Revenues	$31,328	$16,693
Direct operating costs (excluding depreciation)	$17,650	$10,364
Selling, general and administrative	$2,986	$2,202
Total jobs	2,711	1,909
Average revenue per job	$11.56	$8.74
Average costs per job	$6.51	$5.43
Average margin per job	$5.05	$3.31
Capital expenditures	$9,027	$7,658
Drilling and Completion Fluids:
Revenues	$49,181	$29,406
Direct operating costs (excluding depreciation)	$38,186	$23,949
Selling, general and administrative	$2,440	$2,195
Total jobs	487	527
Average revenue per job	$100.99	$55.80
Average costs per job	$78.41	$45.44
Average margin per job	$22.58	$10.36
Capital expenditures	$951	$586
Oil and Natural Gas Production and Exploration:
Revenues	$8,520	$9,105
Direct operating costs (excluding depreciation, depletion and impairment)	$2,655	$2,170
Selling, general and administrative	$638	$501
Capital expenditures	$4,861	$5,021
Corporate and Other:
Selling, general and administrative	$4,959	$3,559
Bad debt expense	$600	$223
(Gain) or loss on sale of assets	$(871)	$94
Embezzled funds and related expenses	$3,780	$1,606
Capital expenditures	$—	$5,200
Total capital expenditures, excluding acquisitions	$114,216	$76,200

	March 31,	March 31,
	2006	2005

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$253,404	$68,296
Current assets	$802,951	$400,013
Total assets	$2,029,210	$1,368,523
Current liabilities	$327,761	$199,740
Long-term debt, less current maturities	$—	$—
Working capital	$475,190	$200,273